Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

October 3, 2017

Black Knight, Inc.

601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Black Knight, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (the “Registration Statements”), under the Securities Act of 1933, as amended, relating to the registration of the offer, issuance and sale by Black Knight Financial Services, Inc., a Delaware corporation (the “Predecessor”), of Class A common stock, par value $0.0001 per share, of the Predecessor (the “Predecessor Shares”):

•                  Registration Statement No. 333-204317, as filed with the Commission on May 20, 2015, registering an aggregate of 10,994,215 Predecessor Shares under the Black Knight Financial Services, Inc. 2015 Omnibus Incentive Plan (as subsequently amended and adopted by the Company, the “Omnibus Plan”).

•                  Registration Statement No. 333-219871, as filed with the Commission on August 10, 2017, registering an additional 7,500,000 Predecessor Shares under the Omnibus Plan.

•                  Registration Statement No. 333-205784, as filed with the Commission on July 21, 2015, registering an aggregate of 5,000,000 Predecessor Shares under the Black Knight Financial Services, Inc. Employee Stock Purchase Plan (as subsequently amended and adopted by the Company, the “ESPP”).

The Omnibus Plan and the ESPP are filed as Exhibits 99.1 and 99.2, respectively, to the Post-Effective Amendment.

The Company is the successor to the Predecessor as a result of the Predecessor’s completion of a reorganization and certain mergers, whereby the Company became the public parent holding company. In connection with the reorganization and mergers, among other things, (1) the Company assumed the Omnibus Plan and the outstanding award agreements thereunder, (2) the Company assumed the ESPP and (3) all outstanding Predecessor Shares were cancelled and automatically converted into the right to receive one share of the Company’s Common Stock, par value $0.0001 per share (the “Shares”). In accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), the

Company, as the successor registrant to Predecessor, adopted the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Amended and Restated Certificate of Incorporation of the Predecessor; (iv) the Amended and Restated Bylaws of the Predecessor; (v) the Omnibus Plan; (iv) the ESPP; (vii) the Post-Effective Amendment; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and of the Predecessor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Predecessor.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the respective Omnibus Plan and ESPP, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Post-Effective Amendment and any reference to our firm in the Post-Effective Amendment. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP